Exhibit 99.1

2014-12
Contact: Jeff Altamari Vice President, Investor Relations (713) 513-3344

CAMERON ELECTS PRESIDENT AND CHIEF OPERATING OFFICER

Houston (September 11, 2014) - Cameron (NYSE:CAM) announced today that Scott Rowe will assume the newly created position of President and Chief Operating Officer (COO), effective October 1, 2014. In his new role, he will report directly to Jack Moore, who remains Chairman and Chief Executive Officer of the Company.
Scott has served with Cameron for 12 years, most recently as Chief Executive Officer of OneSubsea. Previously he served as President of the Company's Subsea Systems division and before that as President of Engineered and Process Valves business in the Company's Valves and Measurement segment.  Scott is an Engineering Management graduate from the US Military Academy at West Point and holds an MBA from Harvard Business School. Scott will be replaced in his role of Chief Executive Officer of OneSubsea by Mike Garding, who most recently served as Schlumberger's President of Completions.
Jack Moore stated, "Scott has led significant parts of our operations for the past six years in two of our segments.   His proven track record in improving the operations in each of those segments will serve Cameron well as we continue to drive our multi-year margin expansion program."

Additionally, effective January 2015, Jim Wright has elected to retire from his role as President of the Valves and Measurement Group following 35 years of distinguished leadership. He will be succeeded by Doug Meikle. Doug currently serves as Vice President, Operational Excellence on Cameron's executive leadership team.  Previously, he served as Chief Executive Officer of Stork Technical Services and Regional Vice President for Europe & Eurasia for Halliburton.

Cameron is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries. For more information, visit  www.c-a-m.com.
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This document includes forward-looking statements regarding the Company's margin expansion program made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Because the information herein is based solely on information currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company's future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.